                                                                      Exhibit 99
CoreStates Financial Corp
Broad and Chestnut Streets
PO Box 7558
Philadelphia, PA 19101-7558

                                               [LOGO OF CORESTATES APPEARS HERE]


Contact         Gary Brooten or George Biechler
                       (215) 973-3546

For Release     Immediately Upon Receipt


              First Union and CoreStates Announce Merger Agreement $204 Billion Company to be the Leading Bank on the East Coast


      Philadelphia, PA, November 18, 1997 -- First Union Corporation (NYSE:FTU) and CoreStates Financial Corp (NYSE:CFL) have signed a definitive merger agreement that would create a $204 billion financial services company with the leading banking presence on the Eastern Seaboard.

      The combined company will have the largest share of retail deposits on the East Coast, including the top market share in New Jersey and Pennsylvania, and the leading share in the city of Philadelphia. With 2,766 offices serving 16 million customers, it will be the nation's sixth largest banking company. As of September 30, 1997, Philadelphia-based CoreStates had assets of $47.6 billion.

      "While this merger is important strategically, it also meets our financial performance criteria by being cumulatively accretive within 18 months, said Edward E. Crutchfield, chairman and chief executive officer of First Union Corp.

      First Union expects to bring 3,000 new jobs to the Greater Philadelphia Metropolitan Area as Philadelphia becomes the headquarters for the combined five-state regional banking group, which includes Connecticut, New York, Delaware, New Jersey and Pennsylvania. Philadelphia will also become the headquarters for the combined corporate banking functions for the entire corporation and a major center for the combined bank's customer service operations. The new jobs are expected to

                                    4 of 7
significantly offset the impact of merger-related job reductions.

      In addition to expanding the Philadelphia-based operations, First Union will establish and fund a $100 million Foundation dedicated to enriching the region CoreStates serves. The majority of the directors of the Foundation will come from the CoreStates Board of Directors. The Foundation's Board of Directors will be chaired by Terrence A. Larsen, the chairman and chief executive officer of CoreStates.

      First Union will also establish a $16 million Employee Training and Development Fund to assist any displaced employees by providing additional training for positions within First Union or other companies in the region.

      "We are particularly pleased that First Union is demonstrating an unwavering commitment to the growth and vitality of the region CoreStates serves. CoreStates would only consider a merger that clearly enhanced our ability to create superior long-term value for our customers, shareholders, employees and the communities we serve," said Larsen. "Our combined organization will enable us to leverage our expertise, products and customer relationships in a powerful new way. Together, we will be unbeatable."

      "CoreStates has established leadership positions in corporate banking, international trade finance, cash management, small business banking, electronic banking, retail banking and other key areas," said Edward E. Crutchfield, chairman and chief executive officer of First Union Corp. "This merger will create the premier banking organization on the East Coast."

      First Union has agreed to exchange 1.62 shares of its common stock for each share of CoreStates common stock. Based on First Union's closing stock price of $51.75 on November 14, 1997, the transaction would be valued at $16.6 billion

                                    5 of 7
and represent an exchange value of $83.84 for each share of CoreStates common stock.

      First Union expects the merger to be cumulatively accretive to earnings within 18 months. This estimate excludes estimated after-tax merger-related restructuring charges of approximately $795 million which are anticipated to be taken in the second quarter of 1998.

      As with any earnings estimates, there are factors that could cause the actual results to differ materially from such estimates, such as changes in economic conditions and other factors indicated on a Form 8-K filed with the Securities and Exchange Commission.

      Following the merger, the Office of the Chairman will include Crutchfield as chairman and chief executive officer, Larsen as vice chairman and First Union's John Georgius as president. Six members of the CoreStates Corporate Board of Directors will join the First Union Corporate Board.

      In his role as First Union Corporation's vice chairman, Larsen will have direct leadership responsibilities for the combined company's corporate banking functions which include specialized industry lending, large corporate lending, and capital markets businesses such as investment banking, merchant banking, leasing, international, funds management and other key operations.

      Larsen will also serve as chairman of the combined five-state Regional Bank Board of Directors. As the senior officer for the regional bank, Larsen will take responsibility for overseeing the effective integration into one organization. The combined banking assets in the five-state region will total approximately $80 billion.

      The combined company will have the first, second or third largest share of deposits in 21 of the 30 largest metropolitan areas on the East Coast.

                                    6 of 7

      "First Union and CoreStates have very strong compatibility in overall values as well as in the approach taken to customers. I intend to take every opportunity to reinforce our focus on customer needs and to build on our relationships with customers and all of our stakeholders," Larsen said.

      The merger, which will be accounted for as a pooling of interests, is expected to be consummated by April 30, 1998, pending CoreStates and First Union shareholder approval, regulatory approval and other customary conditions of closing. In connection with the execution of the merger agreement, CoreStates granted First Union an option to purchase, under certain circumstances, up to
19.9 percent of CoreStates' outstanding shares of common stock. In addition, First Union granted CoreStates an option to purchase, under certain circumstances, up to 9.9 percent of First Union's outstanding shares of common stock.

       Media contacts are Tish Signet and Mary Eshet of First Union at 800-669-5855, and Gary Brooten and George Biechler of CoreStates at 215-973-3546. Investor contacts are Alice Lehman of First Union at 704-374-4139, and George Karklins of CoreStates at 215-973-4185.

                                    7 of 7